Exhibit 3.7

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF KENNEDY-WILSON, INC.

KENNEDY-WILSON, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies:

FIRST:  That the Board of Directors of the Corporation, at a special meeting held on September 29, 1997, unanimously adopted a resolution declaring it advisable that the Certificate of Incorporation of the Corporation be amended as follows:

That Section 1 of Article V of the Certificate of Incorporation be amended to read in its entirety as follows:

“The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Common Stock” and “Preferred Stock”; the total number of shares of all classes of stock that the Corporation shall have authority to issue is Six Million (6,000,000) shares consisting of Five Million (5,000,000) share of Common Stock, par value $.01 per share, and One Million (1,000,000) shares of Preferred Stock, par value $.01 per share.”

SECOND:  That the stockholders of the Corporation have approved the foregoing amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, KENNEDY-WILSON, INC. has caused this Certificate of Amendment to be executed and attested to by the undersigned officers of the Corporation this 15th day of December, 1997.

KENNEDY-WILSON, INC.

	By:	/s/ William J. McMorrow
William J. McMorrow, Chairman of the Board

[CORPORATE SEAL]

ATTEST:

/s/ Freeman A. Lyle
Freeman A. Lyle, Secretary